Exhibit 99.1

Toni Perazzo
Chief Financial Officer
(650) 340 1888
                                                                                                                     FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS SECOND QUARTER 2011 RESULTS

(BURLINGAME, CA), August 12, 2011 — AeroCentury Corp. (NYSE Amex: ACY), an independent aircraft leasing company, today reported its operating results for the second quarter ended June 30, 2011.

For the second quarter ended June 30, 2011, the Company reported total revenues of $6.8 million compared with total revenues of $9.1 million for the same period a year ago.  For the six months ended June 30, 2011, the Company reported total revenues of $11.7 million compared with revenues of $17.9 million for the same period a year ago.

The Company reported a net loss of $0.1 million or ($0.10) per diluted share, for the second quarter of 2011, compared to net income of $0.5 million, or $0.33 per diluted share, for the second quarter of 2010, and a net loss of $2.4 million or ($1.57) per diluted share, for the six months ended June 30, 2011, compared to net income of $2.4 million, or $1.53 per diluted share, for the same period of 2010.

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Operating lease revenue was lower for the quarter and six months ended June 30, 2011, compared to the same periods in 2010 by approximately $1.1 million and $3.6 million, respectively.  This was due primarily to a greater number of aircraft that were off lease for all or part of the 2011 periods. In the 2011 periods, the Company also recorded a reduction in operating lease revenue due to uncertainty about the collectibility of the related receivables. The effects of these reductions were partially offset by an increase in revenue related to aircraft that were on lease in the 2011 period, but were off lease in the 2010 period.

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Maintenance reserves revenue was approximately $2.6 million and $3.5 million lower in the quarter and six months ended June 30, 2011, compared to the same periods in 2010 as a result of lower average usage by some lessees in the 2011 period and the effect of off-lease aircraft. In the 2011 periods, the Company also recorded a reduction in maintenance reserves revenue due to uncertainty about the collectibility of the related receivables.  The 2010 period included maintenance reserves revenue related to refundable maintenance reserves retained by the Company when two aircraft were repossessed in early 2010.  Such funds were used for maintenance required by the return conditions of the leases.

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Gain on disposal of assets increased by approximately $1.3 million and $0.9 million in the quarter and six months ended June 30, 2011, as compared to the same periods in 2010.  The 2011 periods included gains on the sale of two aircraft and a gain on insurance proceeds related to the loss of an aircraft.  The six-month period of 2010 included a net gain on insurance proceeds that the Company received for one aircraft that had sustained significant damage, as well as the sale of spare parts and an engine that was replaced on one of the Company’s aircraft.

For the quarter ended June 30, 2011, total expenses decreased by approximately $1.2 million, as compared to the same period in 2010.   For the six months ended June 30, 2011, total expenses increased by approximately $1.1 million, as compared to the same period in 2010.

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Maintenance expense decreased by approximately $1.0 million in the quarter ended June 30, 2011, compared to the same period in 2010, primarily as a result of a decrease in maintenance performed using non-refundable maintenance reserves on aircraft that were returned to the Company during 2010.  The effect of this decrease was partially offset by an increase in maintenance performed on other off-lease aircraft and maintenance performed by lessees, both of which were funded primarily by non-refundable maintenance reserves.

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Maintenance expense increased by approximately $1.7 million in the six months ended June 30, 2011, compared to the same period in 2010.  The 2011 period included an increase in maintenance performed on aircraft that were returned to the Company during the second half of 2010 as well as on other off-lease aircraft, all of which was funded primarily by non-refundable maintenance reserves.  The effect of these increases was partially offset by a decrease in the amount of maintenance performed by lessees using non-refundable reserves.

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Depreciation expense decreased by approximately $0.4 million and $1.0 million in the quarter and six months ended June 30, 2011, compared to the same periods in 2010, primarily due to changes in estimated residual values, which the Company analyzes and adjusts annually based on third party appraisals.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(see tables following)

AeroCentury Corp.
Selected Financial Information
(Unaudited)
 (in thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
Revenues and other income:

Operating lease revenue	$4,662	$5,747	$8,867	$12,468
Maintenance reserves revenue	635	3,225	1,175	4,703
Gain on disposal of assets	1,371	50	1,371	466
Recovery of bad debt	-	-	-	208
Other income	87	28	237	51

	6,755	9,050	11,650	17,896
Expenses:

Maintenance costs	2,940	3,974	7,508	5,786
Depreciation	1,423	1,822	2,662	3,658
Interest	966	1,140	1,933	2,197
Management fees	931	917	1,876	1,850
Professional fees and other	740	394	1,355	710

	7,000	8,247	15,334	14,201

Income/(loss) before income tax provision	(245)	803	(3,684)	3,695

Income tax provision/(benefit)	(96)	275	(1,256)	1,272

Net income/(loss)	$(149)	$528	$(2,428)	$2,423

Earnings/(loss) per share:
Basic	$(0.10)	$0.34	$(1.57)	$1.57
Diluted	$(0.10)	$0.33	$(1.57)	$1.53

Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,543,257	1,590,814	1,543,257	1,586,697

Summary Balance Sheet:	June 30, 2011	December 31, 2010	June 30, 2010
	(Unaudited)	(Audited)	(Unaudited)

Total assets	$129,162	$133,011	$129,779
Total liabilities	$89,449	$90,871	$86,863
Shareholders’ equity	$39,713	$42,140	$42,916

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